Exhibit 99.2
CCH II, LLC
CCH II CAPITAL CORP.
Offer to exchange
new 10.250% Senior Notes due 2010,
which have been registered under the Securities Act of 1933, for
outstanding 10.250% Senior Notes due 2010,
which are not registered under the Securities Act of 1933
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
JUNE 19, 2006, UNLESS EXTENDED (THE “EXPIRATION DATE”). ORIGINAL NOTES
TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE
EXPIRATION DATE. AFTER THE EXPIRATION DATE HAS BEEN EXTENDED, ORIGINAL NOTES
TENDERED PURSUANT TO THE EXCHANGE OFFER AS OF THE PREVIOUSLY SCHEDULED
EXPIRATION DATE MAY NOT BE WITHDRAWN AFTER THE DATE OF THE PREVIOUSLY
SCHEDULED EXPIRATION DATE.
To Registered Holders and The Depository Trust Company Participants:
      We are enclosing herewith the materials listed below relating to the offer by CCH II, LLC, a Delaware limited liability company, and CCH II Capital Corp., a Delaware corporation (together, the “Issuers”), to exchange their 10.250% senior notes due 2010 (the “Original Notes”), which are not registered under the Securities Act of 1933, for a like aggregate principal amount of the Issuers’ new 10.250% senior notes due 2010 (the “New Notes”), which have been registered under the Securities Act of 1933, upon the terms and subject to the conditions set forth in the Issuers’ Prospectus, dated May 18, 2006 (the “Prospectus”) and the related Letter of Transmittal (which, together with the Prospectus constitute the “Exchange Offer”).
      Enclosed herewith are copies of the following documents:

1. Prospectus;

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery; and

4. Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.
      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.
      The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.
      The Issuers will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.
      Additional copies of the enclosed material may be obtained from the Exchange Agent.